  Exhibit 99.1

Corporate Contact:
Matthew E. Oakes
Paybox Corp
954-510-3750
investorrelations@gopaybox.com

FOR IMMEDIATE RELEASE

Paybox Announces Fourth Quarter and Fiscal Year 2016 Results

FORT LAUDERDALE, FL – March 31, 2017 – Paybox Corp (OTCQB:PBOX), provider of the PAYBOX® unified working capital management platform, today announced financial results for the fourth quarter and year ended December 31, 2016. The net loss for the three months ended December 31, 2016, was $1,615,000, compared with last year’s fourth quarter net income of $216,000. The net loss for the year ended December 31, 2016 was $1,471,000, compared with net income of $568,000 for the year ended December 31, 2015.

 The losses for both the quarter and the year are attributable to two events: (1) As noted in our Current Reports on Form 8-K filed with the SEC on December 22, 2016, the company is planning a reverse stock split during 2017. Costs of approximately $263,000 related to this transaction were recorded in the fourth quarter of 2016; and (2) As noted in our Current Reports on Form 8-K filed with the SEC on March 3, 2017, we were notified by our customer IBM that they will be terminating one of their contracts with us effective September 1, 2017. Although it is possible that the Company may continue ot provide certain services relating to this agreement on a month-to-month basis following termination, there can be no assurances that the Company will continue to provide such services to this client. As a result of this notification, we have recorded a non-cash valuation allowance against our deferred tax asset ($916,000), and expensed all costs capitalized (non-cash) during the year ($372,000) during the fourth quarter of 2016. Excluding the one-time charges associated with the reverse stock split transaction and the IBM notification, net income (loss) for the three months and year ended December 31, 2016 were ($64,000) and $80,000, respectively.

Total revenue for the three months ended December 31, 2016 was $1,467,000, a decrease of $496,000 or 25.2%, from revenue of $1,962,000 for the three months ended December 31, 2015. Total revenue for the year ended December 31, 2016, was $6,512,000, a decrease of $1,499,000, or 18.7%, from revenue of $8,011,000 for the year ended December 31, 2015.

Recurring revenue for the three months ended December 31, 2016 was $1,225,000, a decrease of $434,000, or 26.2%, from recurring revenue of $1,659,000 for the three months ended December 31, 2015. Recurring revenue for the year ended December 31, 2016 was $5,303,000, a decrease of $1,442,000, or 21.4%, from recurring revenue of $6,745,000 for the year ended December 31, 2015. The year-over-year decrease in recurring revenue for both the quarter and year were due to previously disclosed February 2016 and August 2016 terminations of two channel partner clients.

Non-recurring revenue for the three months ended December 31, 2016 was $242,000, a decline of $61,000, or 20.1%, from non-recurring revenue of $303,000 for the comparable prior year period. Non-recurring revenue for the year ended December 31, 2016, was $1,209,000, a decline of $57,000, or 4.5%, from non-recurring revenue of $1,266,000 for the year ended December 31, 2015. The year-over-year decrease in non-recurring revenue for both the quarter and year were due to the non-recurrence of certain large prior year customer-requested modifications, partially offset by higher scanning fees.

Working capital at December 31, 2016, was $2,377,000, a decrease of $331,000, or 12.2%, from working capital of $2,708,000 at December 31, 2015. Cash provided by operating activities at December 31, 2016 was $154,000, a decrease of $1,578,000 compared to cash provided by operating activities of $1,732,000 for the same period in 2015. About $635,000 of this decline resulted from the above-noted reverse stock split transaction costs and the reversal of previously capitalized IBM capitalized software costs.

Paybox Corp Chairman and Chief Executive Officer, Matthew E. Oakes stated “The notification of termination from IBM was obviously disappointing but the momentum of our numerous new customer signings during late 2016 and early 2017, coupled with the expected savings to be derived from the reverse stock split, will give us the runway to grow the business profitably in the near future. These customer signings demonstrate the market driven demand for our Paybox suite of services and we continue to aggressively move to address the opportunity.”

The financial information stated above and in the tables below has been abstracted from Paybox Corp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on March 29, 2017, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statements of Income

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
Revenue	$1,467,000	$1,962,000	$6,512,000	$8,011,000
Operating Income (Loss)	$(438,000)	$217,000	$(292,000)	$595,000
Other Expense (Income), Net	$(264,000)	$2,000	$(263,000)	$4,000
Income (Loss) Before Income Taxes	$(700,000)	$215,000	$(555,000)	$591,000
Provision for (Benefit from) Income Taxes	$(917,000)	$(1,000)	$(916,000)	$23,000
Net Income (Loss)	$(1,615,000)	$216,000	$(1,471,000)	$568,000
Basic and diluted Income (Loss) per Share	$(0.12)	$0.01	$(0.11)	$0.04
Basic shares outstanding	13,046,000	12,890,677	12,989,000	12,846,000
Diluted shares outstanding	13,046,000	12,902,677	12,989,000	12,865,000

Summarized Financial Information – Balance Sheet

Balance Sheet	Dec. 31, 2016	Dec. 31, 2015
Total Cash	$2,346,000	$2,375,000
Total Current Assets	$4,016,000	$4,224,000
Total Assets	$5,397,000	$6,600,000
Total Current Liabilities	$1,639,000	$1,516,000
Total Liabilities	$1,639,000	$1,516,000
Total Stockholders’ Equity	$3,758,000	$5,084,000

About PAYBOX Corp

PAYBOX® provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide. PAYBOX Corp’s clients include IBM, Siemens, HP Enterprises, Saint Gobain, Carlson, and one of the world’s largest financial institutions. The flagship component of PAYBOX’s unified working capital management platform is PAYBOX® Cloud, which offers robust and secure Accounts Payable and Receivables solutions that seamlessly integrate with a company’s ERP system. Paper, manual processes and customer/client invoice inaccuracies and associated resolution costs are eliminated, while improving working capital and customer satisfaction. Learn more at www.gopaybox.com.

FORWARD-LOOKING STATEMENTS. Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successfully implement our platform for new customers, our ability to retain existing customers, the effectiveness of our marketing efforts in attracting new customers, the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions, other competitive factors, general business and economic conditions, and pricing pressures. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.